Exhibit 2.1

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE
(6114, 6118, 6122, 6124, 6126 and 6154 Nancy Ridge Drive, San Diego, California)

This Agreement of Purchase and Sale (“Agreement”) is made as of March 21, 2007 (the “Effective Date”) between Arena Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and BioMed Realty, L.P., a Maryland limited partnership (“Purchaser”).

RECITALS

A.            Seller is the owner of three (3) parcels of real property located in the City of San Diego, County of San Diego, State of California, including: (1) the land described on Exhibit A-1 attached hereto, commonly known as 6114 Nancy Ridge Drive (the “Building D Land”), containing an approximately 40,000 square foot building (“Building D”); (2) the land described on Exhibit A-2 attached hereto, commonly known as 6154 Nancy Ridge Drive (the “Building E Land”), containing an approximately 50,000 square foot building (“Building E”); and (3) the land described on Exhibit A-3 attached hereto, commonly known as 6118 Nancy Ridge Drive (the “Building G Land” and, together with the Building D Land and the Building E Land, the “Fee Land”), containing an approximately 22,000 square foot building, together with any future expansion thereof (“Building G” and, together with Building D and Building E, the “Fee Buildings”).

B.            Robert B. Kahn, Trustee of the revocable trust of Robert Bernardo Kahn, U.D.T. dated December 7, 1990, as to an undivided 30% interest; Galen E. Rogers, Trustee of the Galen E. Rogers Family Trust as amended and restated U.D.T. dated December 5, 1991, as to an undivided 30% interest; Advanced Scientific Systems M, Inc., a California corporation, as to an undivided 10% interest; and Applied Clinical Research, Inc., a California corporation, as to an undivided 30% interest (collectively and, together with their successors in interest, the “Building F Owner”) and Seller, entered into that certain Standard Industrial/Commercial Multi-Tenant Lease – Net dated March 20, 2002 (as amended, the “Existing Building F Lease”), pursuant to which: (1) Seller leased a portion of an approximately 68,000 square foot building located at 6122, 6124 and 6126 Nancy Ridge Drive, in the City of San Diego, State of California (“Building F”), which Building F is situated on the land described on Exhibit A-4 (the “Building F Land” and, together with the Fee Land, the “Land”) (Building F and the Building F Land, together with all common areas, permanent fixtures, improvements, rights and benefits appurtenant thereto, the “Building F Property”), on the terms and conditions set forth in the Existing Building F Lease; and (2) the Building F Owner granted Seller the option to purchase the Building F Property, as more particularly described in the Existing Building F Lease (the “Building F Option”).

C.            In accordance with the terms and conditions of the Existing Building F Lease, Seller desires to assign to Purchaser the Building F Option.

D.            Subject to the terms and conditions of this Agreement, (1) Seller will sell to Purchaser, and Purchaser will purchase from Seller, the Fee Property (as defined below), and (2) Seller will assign to Purchaser, and Purchaser will assume from Seller, the Building F Option.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE 1.   PROPERTY/PURCHASE PRICE

1.1.          Fee Property.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Fee Property” and, together with the Building F Option, the “Property”):

(a)           The Fee Land and the Fee Buildings and all other improvements and permanent fixtures located on the Fee Land (collectively, the “Fee Improvements”); together with all rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining to such real property; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property;

(b)           The “Fee Tangible Personal Property,” being all right, title and interest of Seller, if any, in and to all tangible personal property described in Schedule A; provided, however, Purchaser may propose additions to Schedule A during the Due Diligence Period and in the event the parties are unable to mutually agree on the tangible personal property to be included in Schedule A on or before the expiration of the Due Diligence Period, Purchaser may terminate this Agreement; and

(c)           The “Fee Intangible Property,” being all right, title and interest of Seller, if any, in and to all intangible personal property described in Schedule B (subject to Seller’s reservation of a license to use such intangible personal property in connection with constructing future improvements on the Property or otherwise in connection with Seller’s occupancy of the Property); provided, however, Purchaser may propose additions to Schedule B during the Due Diligence Period and in the event the parties are unable to mutually agree on the intangible personal property to be included in Schedule B on or before the expiration of the Due Diligence Period, Purchaser may terminate this Agreement.

1.2.          Building F Option.  Subject to the terms and conditions of this Agreement, Seller agrees to assign, transfer and convey to Purchaser all of Seller’s right, title and interest in and to the Building F Option.  If Purchaser consummates the purchase of the Fee Property and the Building F Option at the Closing, Purchaser shall not be entitled to any refund of the Initial Purchase Price if Purchaser does not exercise the Building F Option; provided, however, in the event Purchaser is unable to exercise the Building F Option due to (a) an amendment to the Existing Building F Lease which adversely affects the Building F Option and such amendment is not consented to by Purchaser, or (b) any casualty loss or proceeding in eminent domain pursuant to which Purchaser has a right not to exercise the Building F Option in accordance with Section 4.3 of this Agreement, and Purchaser elects not to exercise the Building F Option as a consequence of the occurrence of any event described in clauses (a) and (b) above, this Agreement shall terminate with respect to the Building F Property, and Seller shall pay to

Purchaser the sum of Twelve Million One Hundred Forty-Eight Thousand Six Hundred and Seventy Dollars ($12,148,670) (the “Building F Option Termination Payment”); provided, however, solely in the event Purchaser terminates the Building F Option as a consequence of the occurrence of any event described in clause (b) above, the Building F Option Termination Payment shall be reduced by the applicable amount set forth on Schedule C attached hereto (the “Building F Option Termination Payment Reduction”).  In the event the Closing occurs pursuant to Section 9.1 of this Agreement, the foregoing obligations shall survive the termination of this Agreement and the Closing.

1.3.          Purchase Price.  The total consideration to be paid by Purchaser for the Property and the Building F Property shall be the sum of: (i) Sixty-Six Million One Hundred Forty-Eight Thousand Six Hundred Seventy Dollars ($66,148,670), subject to adjustment as described in Sections 1.3.1 and 1.3.2 below; and (ii) the Building F Purchase Price (as defined in Section 1.3.3 below).

1.3.1        Initial Purchase Price.  The total purchase price to be paid to Seller by Purchaser for the Property shall be $50,148,670 (the “Initial Purchase Price”), plus any additional amount to be paid by Purchaser to Seller under Section 1.3.2.  Purchaser shall pay the Initial Purchase Price by wire transfer of immediately available funds or in cash as follows:

(a)           Within three (3) business days (in this Agreement, a business day shall mean any day of the year other than any Saturday or Sunday or any other day on which banks located in San Diego, California generally are closed for business) after the Effective Date, Purchaser shall deposit Two Million Dollars ($2,000,000) (such amount, including any interest earned thereon, the “Earnest Money”) with the Escrow Agent (as defined below); and

(b)           Forty-Eight Million One Hundred and Forty-Eight Thousand and Six Hundred and Seventy Dollars ($48,148,670) to Escrow Agent on the Closing Date in accordance with Section 9.3(a) hereof, as adjusted for prorations, deposits, and other adjustments as provided in Section 9.4 and Article 10 hereof.

1.3.2        Additional Purchase Price.  If the Closing occurs, Purchaser shall pay the following additional cash amounts to Seller if, and then within fifteen (15) days after, the conditions set forth below are satisfied or waived (which waiver shall be in the Purchaser’s sole and absolute discretion):

(a)           Fifteen Million Dollars ($15,000,000) (the “Building E Additional Purchase Price”) when Seller delivers the Building E Certificate of Occupancy (as defined below) and the Building E Unconditional Waiver (as defined below) to Purchaser or posts a bond in accordance with the terms and conditions of Section 5.1(c) hereof in lieu of delivering the Building E Unconditional Waiver, by the Building E Funding Deadline (as defined below); and

(b)           One Million Dollars ($1,000,000) (the “Building G Additional Purchase Price”) when Seller delivers the Building G Certificate of Occupancy (as defined below) and the Building G Unconditional Waiver (as defined below) to Purchaser or posts a bond in accordance with, and subject to, the terms and conditions of Section 5.2(c) hereof in lieu of delivering the Building G Unconditional Waiver, by the Building G Funding Deadline (as defined below).

1.3.3        Building F Purchase Price.  In addition to the Initial Purchase Price (and as additional consideration to Seller hereunder), if the Building F Closing Conditions (as defined below) have been satisfied or waived (which waiver shall be in the Purchaser’s sole and absolute discretion), then Purchaser shall pay Seven Million Eight Hundred Fifty-One Thousand and Three Hundred and Thirty Dollars ($7,851,330) (the “Building F Purchase Price”) to the Building F Owner upon exercising the Building F Option (the “Building F Closing”) in accordance with the terms and conditions of the Building F Option (the “Building F Closing Date”).

The foregoing obligations set forth in Sections 1.3.2 and 1.3.3 shall survive the Closing.  Notwithstanding the foregoing, in the event Purchaser does not acquire the Fee Property and Building F Option at the Closing in connection with this Agreement, Purchaser shall not be required to make the payments set forth in Sections 1.3.1(b), 1.3.2 and 1.3.3 above.

1.4.          Earnest Money.  The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B.  Prior to the expiration of the Due Diligence Period (as defined below), the Earnest Money shall be promptly returned to Purchaser upon any termination of this Agreement other than by reason of Purchaser’s default (unless Seller defaults in its obligations hereunder).  Following the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable, except as otherwise provided herein.  Seller shall not deliver any instruction to the Escrow Agent calling for disbursement of the Earnest Money to Seller except following the occurrence of Purchaser’s default hereunder (so long as Seller has not defaulted in its obligations hereunder) and the expiration of any applicable cure period or as otherwise expressly provided in this Agreement, and Seller further agrees to provide Purchaser with a copy of such instruction concurrently with the delivery thereof to the Escrow Agent.  Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

1.5.          Title Company and Escrow Agent.  The “Escrow Agent” and “Title Company” are: Chicago Title Company, 701 B Street, 17th Floor, San Diego, California 92101, Attn: Renee Marshall (Tel #: (619) 544-6239; Fax #: (619) 544-6229).  As defined herein, the terms “Escrow Agent” and “Title Company” shall mean and refer to any successor entity (by merger, consolidation or otherwise) of Chicago Title Company.

1.6.          Closing Date.  The “Closing Date” shall mean the date that is five (5) business days after the expiration or termination of the Due Diligence Period.

ARTICLE 2.   INSPECTION

2.1.          Seller’s Delivery of Specified Documents.  To the extent such items are in Seller’s possession, Seller shall provide or make available to Purchaser at the Property or at

Seller’s office the information and documents set forth on Exhibit C attached hereto (the “Property Information”) within five (5) business days after the Effective Date.  In addition, Seller shall make written request of the Building F Owner to provide or make available to Purchaser at the Property or at the Building F Owner’s offices all Phase One / Phase Two Environmental Assessments for the Building F Property, asbestos audits of the Building F Property, environmental reports related to the Building F Property; and any notices from or to any governmental authority regarding hazardous materials on or relating to the Building F Property (it being understood that Seller does not control the Building F Owner and is not warranting that any such confirmation or documents will be provided).  Seller agrees to cooperate with Purchaser and make copies, at Purchaser’s expense, of such documentation as Purchaser may reasonably request during the course of Purchaser’s review of the Property Information to the extent such documentation is in Seller’s possession and to the extent Seller is not contractually prohibited from providing copies thereof to third parties (i.e., Purchaser).  The term “Fee Service Contracts” is defined in Exhibit C.  Seller shall have the continuing obligation up to the Closing to provide Purchaser with any document described in Exhibit C and coming into Seller’s possession or produced by or for Seller after the initial delivery of the Property Information but only to the extent Seller is not contractually prohibited from providing copies of any such document to third parties.  Notwithstanding the foregoing, in the event Seller is contractually prohibited from providing copies of any documents that Seller would otherwise be required to deliver to Purchaser in accordance with the terms and conditions of this Agreement, Seller shall, within five (5) business days after the Effective Date, deliver to Purchaser a list of any such documents and Seller shall not be required to provide copies of any such documents to Purchaser in accordance with this Agreement.

2.2.          Due Diligence.  Purchaser shall have until 5:00 p.m. on the date thirty-five (35) days after the Effective Date (the “Due Diligence Period”) in which to examine, inspect, and investigate the Property, and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is satisfactory to Purchaser to proceed with this transaction.  Purchaser may terminate this Agreement pursuant to this Section 2.2 by giving written notice of termination to Seller on or before the expiration of the Due Diligence Period, and in the event Purchaser terminates this Agreement, Purchaser shall promptly thereafter return to Seller all documents that Seller shall have provided to Purchaser in connection with the Property.  This Agreement shall continue in full force and effect if Purchaser does not give the written notice of termination.  Upon such termination and return to Seller of all Property Information that Seller provided to Purchaser, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive such termination.  Notwithstanding the foregoing, Purchaser’s right to examine, inspect, and investigate Building F (and its access to Building F) will be limited to the space leased by Seller pursuant to the Existing Building F Lease.

2.3.          Access.  Upon reasonable prior notice to Seller, Purchaser and its agents, employees, consultants, contractors, subcontractors, lenders and representatives shall have reasonable access to the Property and all books and records for the Property that are in Seller’s possession (except for any of Seller’s scientific materials and business records relating, except to de minimis extent, primarily to its business operations conducted at the Property as opposed to primarily the ownership of the Property (“Seller’s Personal Documents”)) for the purpose of conducting surveys, appraisals, architectural, engineering, structural, mechanical, geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser; provided, however, Purchaser may not conduct any invasive testing without Seller’s prior consent (which consent may be withheld in Seller’s sole and absolute discretion) and Seller shall have the right to accompany Purchaser during all activities conducted at the Property.  All access shall be subject to any rights of ChemNavigator (the “Existing Building F Subtenant”) under that certain sublease dated September 19, 2005, as amended by Amendment No. 1 to Sublease effective as of January 19, 2007, by and between the Existing Building F Subtenant and Seller covering approximately 2,000 square feet in Building F (the “Existing Building F Sublease”).  If any inspection or test disturbs the Property in a material respect, Purchaser will restore the Property to its condition before any such inspection or test.  During the pendency of this Agreement, Purchaser and its agents, employees, consultants, contractors, subcontractors, lenders and representatives shall have a continuing right of reasonable access to the Property and any office of Seller where the records of the Property are kept or, if Seller designates an office for such records (i.e., a “war room”), then that particular office, with reasonable prior notice, for the purpose of examining and making copies of all books and records and other materials relating to the Property in Seller’s possession or control (except for Seller’s Personal Documents).  During the Due Diligence Period, Purchaser may conduct tenant interviews.  Purchaser shall have the right to conduct a “walk-through” of the Property before the Closing upon reasonable prior notice to Seller.  In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, representatives, contractors, property managers, parties to Fee Service Contracts and municipal, local and other government officials and representatives in accordance with the terms of this Agreement, and Seller consents to such inquiries.  Purchaser hereby indemnifies, protects, defends (with counsel reasonably acceptable to Seller) and holds Seller and the Property free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens, or expenses of any kind or nature whatsoever (“Claims”), to the extent caused by any entry and/or activities upon the Property by Purchaser or Purchaser’s agents, employees, consultants, contractors, subcontractors, lenders and representatives, provided, however, Purchaser shall not indemnify Seller against any Claims caused by Seller’s negligence or willful misconduct, or Claims arising out of conditions that were present before Purchaser entered the Property, except to the extent that Purchaser’s activities (a) are unreasonable in the context of the information provided to Purchaser, or reasonably evident to Purchaser, with respect to such existing conditions, and (b) exacerbate such existing conditions.  The foregoing indemnity obligations shall survive the termination of this Agreement and the Closing.

2.4.          Tenant Estoppel.  Seller shall, at least ten (10) days before the expiration of the Due Diligence Period use commercially reasonable efforts to deliver to Purchaser an estoppel certificate from the Existing Building F Subtenant with respect to the Existing Building F Sublease substantially in the form of Exhibit D attached hereto (the “Tenant Estoppel”).  If Seller is unable to obtain the Tenant Estoppel from the Existing Building F Subtenant in a timely manner, Purchaser shall take this circumstance into account when deciding whether to deliver a written notice of termination before the expiration of the Due Diligence Period.

2.5.          Indemnification.  On the Closing Date, Purchaser shall not assume any service contracts, property management agreements, leases or leasing agreements affecting the Fee Property, including, without limitation, the Fee Service Contracts.  Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Purchaser by reason of the: (a) the inadvertent assignment to Purchaser of any such service contracts, property management agreements, leases or leasing agreements to which Seller or an affiliate of Seller is a party; or (b) the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to such service contracts, property management agreements, leases or leasing agreements to which Seller or an affiliate of Seller is a party.

ARTICLE 3.   TITLE AND SURVEY REVIEW

3.1.          Delivery of Preliminary Title Report and Survey.  Seller shall cause to be delivered to Purchaser on or prior to the date that is five (5) business days after the Effective Date, any existing survey of the Property in Seller’s possession or control.  Purchaser may, in its sole discretion, obtain a new ALTA-ACSM Urban survey of the Property (the “Survey”) prior to the expiration of the Due Diligence Period, including a certification addressed to Purchaser, substantially in the form attached hereto as Exhibit E.  Purchaser may, in its sole discretion, obtain a preliminary title report (the “Preliminary Title Report”) issued by the Title Company for the Fee Property.  The Preliminary Title Report, the documents referred to therein, and the Survey are referred to herein collectively as the “Title Documents.”

3.2.          Title Review and Cure.  During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Documents.  Purchaser shall be entitled to object to any title matters shown in the Title Documents, in its sole discretion, by a written notice of objections delivered to Seller at least five (5) business days before the expiration of the Due Diligence Period.  Purchaser shall notify Seller before the expiration of the Due Diligence Period which title exceptions (excluding survey matters), if any, will not be accepted by Purchaser (the “Title Notice”).  If Purchaser fails to notify Seller in writing of its disapproval of any exceptions before the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the condition of title to the Land.  If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have three (3) business days after receipt of the Title Notice to notify Purchaser as to one of the following: (a) that Seller will remove such objectionable exceptions from title on or before the Closing; (b) that Seller elects not to cause such exceptions to be removed; or (c) that Seller will use commercially reasonable efforts to remove such objectionable exceptions, without any absolute assurance that they will be removed.  If Seller fails to notify Purchaser within such three (3) business day period, then Seller shall be deemed to have made an election under the foregoing clause (b).  Notwithstanding the foregoing or any other provision of this Agreement, all monetary obligations (including, without limitation, mechanics and materialmens liens or claims thereof, any liens or encumbrances that secure obligations for borrowed money and any encumbrances to title which are created by Seller after the Effective Date) disclosed in the Preliminary Title Report constituting a lien against the Fee Land are to be satisfied by Seller before Closing.  The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 6.2(g) hereof) or an endorsement thereto insuring Purchaser, in a manner acceptable to Purchaser, against any title exception which was disapproved pursuant to this Section 3.2 shall be deemed a cure by Seller of such disapproval.  If Seller gives Purchaser notice under clauses (b) or (c) above, Purchaser shall have two (2) business days after the date of such notice in which to notify Seller that Purchaser will nevertheless proceed with the purchase in accordance with the provisions of this Agreement and take title to the Fee Property subject to such objectionable exceptions, or that Purchaser will terminate this Agreement and receive a refund of the Earnest Money.  If Purchaser does not terminate this Agreement or deliver a Title Notice to Seller before the expiration of the Due Diligence Period pursuant to Section 2.2, then Purchaser shall have been deemed to have approved any title exception set forth in the Title Documents that Seller is not obligated to remove and Seller did not agree in writing to remove or cure or use reasonable efforts to cure.  If after the expiration of the Due Diligence Period the Title Company revises the Preliminary Title Report or the surveyor revises the Survey, to add or modify exceptions and Purchaser objects to such additional or modified exceptions within three (3) days after Purchaser receives written notice thereof, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the provision for their removal or modification satisfactory to Purchaser is not made.  In such case, the Closing Date shall be extended for up to ten (10) days in order for Purchaser and Seller to determine if such exception can be resolved and to give Purchaser the opportunity to terminate this Agreement and receive a refund of the Earnest Money if the exception is not removed.

3.3.          Permitted Exceptions and Endorsements.  “Permitted Exceptions” means the following exceptions approved or deemed approved by Purchaser pursuant to this Agreement: real estate taxes not yet due and payable; and the exceptions approved (or deemed approved) by Purchaser pursuant to the terms of Section 3.2 above.  For the avoidance of doubt, (a) Permitted Exceptions exclude any exceptions to title that Seller is obligated to remove, or that Seller has agreed to remove or cure or use reasonable efforts to remove or cure (provided, however, in the event Seller fails to successfully remove such items, (i) such failure shall not constitute a default by Seller under this Agreement, and (ii) Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money), and (b) the general exceptions in the Preliminary Title Report will be removed upon issuance of the ALTA extended coverage title policy to be issued in this transaction and are not Permitted Exceptions.  “Purchaser’s Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located and to the extent available under the applicable circumstances:  (1) owner’s comprehensive; (2) access; (3) survey (accuracy of survey); (4) location (survey legal matches title legal); (5) separate tax lot; (6) subdivision map act; (7) zoning 3.1, with parking and loading docks; (8) mechanic’s lien; (9) deletion of creditors’ rights exception; (10) endorsement over environmental protection liens; (11) utilities endorsement; and (12) such other endorsements as Purchaser may reasonably require during the Due Diligence Period based on its review of the Preliminary Title Report and Survey.

3.4.          ALTA Statement.  Seller shall execute at Closing an ALTA Statement (Owner’s Affidavit) pertaining to Seller’s ownership or possession of the Property and any other documents, undertakings or agreements customarily and reasonably required by the Title Company to enable it to issue the Title Policy (as defined in Section 6.2(g) hereof) in accordance with the provisions of this Agreement.

ARTICLE 4.   OPERATIONS AND RISK OF LOSS

4.1.          Ongoing Operations.  During the pendency of this Agreement up to and through the Closing Date:

(a)           Operation of Property.  Seller shall cause the Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall, subject to reasonable wear and tear, maintain the Property, shall perform its obligations under agreements affecting the Property and shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached.

(b)           Maintenance of Insurance.  Seller shall continue to carry its existing insurance through the Closing Date, and shall not terminate or cancel any such insurance policies or agreements nor shall Seller allow any such insurance to lapse or be cancelled without procuring equivalent coverage from another insurer.

(c)           Leasing Arrangements.  Seller will not enter into any leases and subleases of space or other occupancy agreements affecting the Fee Improvements or the Building F Property without Purchaser’s prior written consent in each instance; provided, however, that prior to the expiration of the Due Diligence Period, Purchaser’s consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Seller may amend the Existing Building F Sublease for the purposes of extending or otherwise modifying the terms thereof.

(d)           Maintenance of Permits.  Seller shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

(e)           Exclusive Negotiations.  Seller shall: (i) remove the Property from the market, and (ii) not actively solicit or negotiate with any other prospective purchasers of the Fee Property or Seller’s interest in the Existing Building F Lease.

(f)            Tax Claims.  Seller will not settle or compromise any tax claims or assessments with the County Assessor with respect to the Property.

4.2.          Fee Property.

(a)           Damage.  All risk of loss with respect to the Fee Property shall remain with Seller until the Closing and delivery of the Deed (as defined below) vesting title in Purchaser, when full risk of loss with respect to the Fee Property shall pass to Purchaser.  Seller shall promptly give Purchaser written notice of any damage to the Fee Property if the cost to repair such damage, as reasonably estimated by Seller, exceeds Five Thousand Dollars ($5,000), describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage.  If non-material damage occurs, then the parties shall proceed to close this transaction, and Seller shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Seller for the damage, and shall transfer and assign any remaining insurance proceeds or rights thereto to Purchaser at the Closing (subject to the Seller’s right under the New Leases to use such insurance proceeds for the cost of such repairs).  To the extent any damage is material (as defined below), Purchaser may elect (in its sole discretion) by notice to Seller given within ten (10) days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such ten (10) day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Agreement.  If Purchaser terminates this Agreement after material damage occurs, the Earnest Money shall be returned to Purchaser.  Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by Seller’s contractor (if Seller has engaged a contractor to perform the work), and otherwise by a contractor approved by both Purchaser and Seller, acting reasonably, exceeds Seven Hundred and Fifty Thousand Dollars ($750,000).  An affiliate of Seller may be engaged as Seller’s contractor, provided Seller discloses the relationship of such affiliate to Purchaser.

(b)           Condemnation.  Seller shall promptly give Purchaser notice of any eminent domain proceedings that are, to Seller’s knowledge, instituted, contemplated or threatened, with respect to the Fee Property.  By notice to Seller given within ten (10) days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Fee Property, and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election, Purchaser may (i) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award (subject to Purchaser’s obligation under the New Leases to use the condemnation award to restore the Fee Property), and Purchaser shall have the right during the pendency of this Agreement (in consultation with Seller) to negotiate and otherwise deal with the condemning authority in respect of such matter.

4.3.          Building F Property

(a)           Damage.  All risk of loss with respect to the Building F Property shall remain with the Building F Owner until the Building F Closing and delivery of a deed vesting title in Purchaser, when full risk of loss with respect to the Building F Property shall pass to Purchaser.  Seller shall promptly give Purchaser written notice of any damage to the Building F Property to the extent known to Seller, if the cost to repair such damage, as reasonably estimated by Seller, exceeds Fifteen Thousand Dollars ($15,000).  Such notice shall describe, to the extent known to Seller, the scope of such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. With respect to any damage that is not material (as defined below), the parties shall proceed to close on the Building F Property, and Seller shall, to the extent required under Section 9 of the Existing Building F Lease, begin repairs prior to the Building F Closing out of any insurance proceeds received by Seller for the damage, and Seller shall transfer and assign any remaining insurance proceeds or rights thereto to Purchaser at the Building F Closing (subject to Seller’s right under the Building F Lease to use such insurance proceeds for cost of such repairs).  To the extent any damage is material, Purchaser may elect (in its sole discretion) by notice to Seller given within ten (10) days after Purchaser is notified of such damage (provided that such notice period shall not extend the Building F Closing Date) to proceed in the same manner as in the case of damage that is not material or to terminate this Agreement with respect to the Building F Property, provided, however, if Purchaser terminates this Agreement with respect to the Building F Property, Seller may elect to cover any shortfall in insurance proceeds and reaffirm its intention to: (i) lease the Building F Property; (ii) pay all Rent (as defined in the Building F Lease) as such Rent becomes due and owing under the Building F Lease; and (iii) waive any claim to offsets, defenses or abatement of such Rent, in which event Purchaser shall proceed to close on the Building F Property.  Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by Seller’s contractor (if Seller has engaged a contractor to perform the work), and otherwise by a contractor approved by both Purchaser and Seller, acting reasonably, exceeds Seven Hundred and Fifty Thousand Dollars ($750,000).  In the event the Closing occurs pursuant to Section 9.1, the foregoing obligations shall survive the termination of this Agreement and the Closing.

(b)           Condemnation.  Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Building F Property, to the extent known to Seller.  By notice to Seller given within ten (10) days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Building F Property (provided that such notice period shall not extend the Building F Closing Date), Purchaser may (i) terminate this Agreement with respect to the Building F Property, provided Purchaser, concurrently with any termination of this Agreement, assigns to Seller the Building F Option, or (ii) proceed under this Agreement, in which case, Purchaser shall have the right to exercise the Building F Option pursuant to Section 51(d) of the Existing Building F Lease upon written notice to the Building F Owner within thirty (30) days of the earlier of (i) the date the condemning authority takes title or possession, whichever occurs first, or (ii) the commencement of the Condemnation (as such term is defined in the Existing Building F Lease) proceeding by the condemning authority; provided, however, if Purchaser does not exercise the Building F Option within twenty-five (25) days, Purchaser shall immediately assign the Building F Option to Seller so that Seller has at least five (5) days in which to exercise the Building F Option.  In the event Purchaser exercises the Building F Option and the sale of the Building F is consummated, any and all condemnation awards and/or payments shall be the property of Purchaser to the extent such awards and/or payments relate to the Building F Option and the sale of the Building F Property (subject to Purchaser’s obligation under the Building F Lease to use the condemnation award to restore the Building F Property), and if Seller has previously received any such condemnation award or payment, Seller shall assign any such condemnation proceeds or rights thereto to Purchaser at the Building F Closing.  In the event the Closing occurs pursuant to Section 9.1, the foregoing obligations shall survive the termination of this Agreement and the Closing.

ARTICLE 5.   PLANNED IMPROVEMENTS

5.1.          Building E Construction Work.

(a)           Planned Improvements.  Seller may cause Seller’s contractor to commence and thereafter diligently prosecute the construction of the planned improvements to the Building E Land, including the construction of an additional approximately 75,000 square foot or more expansion of the existing building (by constructing an adjacent or abutting building thereto) on the Building E Land, to completion as and to the extent provided in the Building E Lease (as defined below) (all such construction, collectively, “Building E Construction Work”).  Subject to Section 5.1(c), Seller shall be solely responsible for all costs and expenses incurred in connection with the Building E Construction Work, including any cost overruns incurred.

(b)           Building E Certificate of Occupancy.  In the event: (i) Seller elects to construct the Building E Construction Work in accordance with Section 5.1(a), (ii) Seller completes the Building E Construction Work, and (iii) the City of San Diego issues a certificate of occupancy for all of the Building E Construction Work (the “Building E Certificate of Occupancy”), Seller shall provide Purchaser the Building E Certificate of Occupancy.

(c)           Building E Additional Purchase Price.  Purchaser shall only be required to pay Seller the Building E Additional Purchase Price in the event: (1) Purchaser receives the Building E Certificate of Occupancy on or before the Building E Funding Deadline; and (2) either (A) Purchaser receives a final unconditional waiver of liens from each contractor and any other individual or entity for whom payment is requested in connection with the Building E Construction Work and their respective subcontractors, if any (other than contractors and any other individuals or entities and their respective subcontractors, if any, requesting payment of less than One Thousand Five Hundred Dollars ($1,500)), in the form prescribed by Section 3626 of the California Civil Code which provides that such individual or entity, as applicable, unconditionally waives and releases all mechanics’ liens and other similar encumbrances, stop notices and bond rights with respect to all work performed by such individual or entity, as applicable (the “Building E Unconditional Waiver”) except to the extent Purchaser does not receive any unconditional waivers of liens from any contractors and other individuals or entities and their respective subcontractors, if any, for whom payment is requested in connection with such work and the lien period has lapsed without any such contractors or other individuals or entities and their respective subcontractors, if any, recording mechanics liens; or (B) Seller posts a bond in an amount sufficient to ensure full payment of any mechanic’s liens and other similar encumbrances for which Purchaser has not received a Building E Unconditional Waiver, including any potential interest, late charge or penalties.  The “Building E Funding Deadline” shall be June 30, 2010; provided, however, if on June 30, 2010, Seller:

(i)            has commenced, and thereafter diligently prosecutes the Building E Construction Work; or

(ii)           has completed the Building E Construction Work and has commenced, and thereafter diligently prosecutes,  the process of obtaining the Building E Certificate of Occupancy;

then the Building E Funding Deadline shall be extended for so long as Seller is diligently prosecuting to completion the Building E Construction Work (or has completed the Building E Construction Work and has commenced, and is diligently prosecuting, the process of obtaining the Building E Certificate of Occupancy) and, if necessary, the bond described in Section 5.1(c).

5.2.          Building G Construction Work.

(a)           Planned Improvements.  Seller may cause Seller’s contractor to commence and thereafter diligently prosecute the construction of an approximately 9,000 square foot (or more) addition to Building G to completion as and to the extent provided in the Building G Lease (as defined below) (all such construction, collectively, “Building G Construction Work”).  Subject to Section 5.2(c), Seller shall be solely responsible for all costs and expenses incurred in connection with the Building G Construction Work, including any cost overruns incurred.

(b)           Building G Certificate of Occupancy.  In the event: (i) Seller elects to construct the Building G Construction Work in accordance with Section 5.2(a), (ii) Seller completes the Building G Construction Work, and (iii) the City of San Diego issues a certificate of occupancy for all of the Building G Construction Work (the “Building G Certificate of Occupancy”), Seller shall provide Purchaser the Building G Certificate of Occupancy

(c)           Building G Additional Purchase Price.  Purchaser shall only be required to pay Seller the Building G Additional Purchase Price in the event:  (1) Purchaser receives the Building G Certificate of Occupancy on or before the Building G Funding Deadline; and (2) either (A) Purchaser receives a final unconditional waiver of liens from each contractor and any other individual or entity for whom payment is requested in connection with the Building E Construction Work and their respective subcontractors, if any (other than contractors and any other individuals or entities and their respective subcontractors, if any, requesting payment of less than One Thousand Five Hundred Dollars ($1,500)), in the form prescribed by Section 3626 of the California Civil Code which provides that such individual or entity, as applicable, unconditionally waives and releases all mechanics’ liens and other similar encumbrances, stop notices and bond rights with respect to all work performed by such individual or entity, as applicable (the “Building G Unconditional Waiver”) except to the extent Purchaser does not receive any unconditional waivers of liens from any contractors and other individuals or entities and their respective subcontractors, if any, for whom payment is requested in connection with such work and the lien period has lapsed without any such contractors or other individuals or entities and their respective subcontractors, if any, recording mechanics liens, or (B) Seller posts a bond in an amount sufficient to ensure full payment of any mechanic’s liens and other similar encumbrances for which Purchaser has not received a Building G Unconditional Waiver, including any potential interest, late charge or penalties.  The “Building G Funding Deadline” shall be March 31, 2008; provided, however, if on March 31, 2008, Seller:

(i)            has commenced, and thereafter diligently prosecute the Building G Construction Work; or

(ii)           has completed the Building G Construction Work and has commenced, and thereafter diligently prosecutes, the process of obtaining the Building G Certificate of Occupancy;

then the Building G Funding Deadline shall be extended for so long as Seller is diligently prosecuting to completion the Building G

Construction Work (or has completed the Building G Construction Work and has commenced, and is diligently prosecuting, the process of obtaining the Building G Certificate of Occupancy) and, if necessary, the bond described in Section 5.2(c).

The foregoing obligations set forth in this Article 5 shall survive the Closing.  Notwithstanding the foregoing, in the event this Agreement is terminated for any reason without Purchaser consummating its acquisition of the Fee Property, Purchaser shall not be required to make any of the payments set forth in Sections 5.1(c) or 5.2(c).

ARTICLE 6.   CONDITIONS PRECEDENT

6.1.          Conditions to Seller’s Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent upon the satisfaction (or Seller’s written waiver) of the following conditions:

(a)           Representations.  Purchaser’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b)           Performance.  As of the Closing Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made by Purchaser at Closing have been tendered; and

(c)           Other Condition.  Any other condition set forth in this Agreement to Seller’s obligation to close shall have been satisfied by the applicable date.

6.2.          Conditions to Purchaser’s Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the satisfaction (or Purchaser’s written waiver) of the following conditions:

(a)           Representations.  Seller’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b)           Performance.  As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made by Seller at Closing have been tendered;

(c)           Default.  As of the Closing Date, Seller shall not be in default under the Existing Building F Lease, including the Building F Option;

(d)           Physical Condition.  The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of either (1) construction activities contemplated by this Agreement or (2) a casualty loss or proceeding in eminent domain, in which case the provisions of Sections 4.2 and 4.3 hereof shall govern;

(e)           Lease Condition.  As of the Closing Date, (1) Seller and Purchaser shall have executed the New Leases (as defined below) with respect to the respective Buildings, (2) the New Leases (other than the Building F Lease which shall become effective on the Building F

Closing Date) shall be in full force and effect, (3) Seller shall be the sole tenant with respect to the Fee Property (other than subtenants under subleases in which Seller is the sublandlord), and (4) Purchaser shall have received assurances acceptable to Purchaser in its reasonable discretion that on the consummation of the Closing the only leases affecting any portion of the Fee Property are the New Leases (other than subleases in which Seller is the sublandlord and to which Purchaser consented in accordance with Section 4.1(c) hereof);

(f)            Financial Condition.  The financial condition of Seller shall be substantially the same as the financial condition on the Effective Date (other than losses from its ongoing operations consistent with past performance);

(g)           Title.  Upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner’s Policy of title insurance, with extended coverage, dated as of the date and time of the recording of the Deed (as defined below) vesting title in Purchaser, in the amount of the Initial Purchase Price, insuring Purchaser as owner of good and marketable fee simple title to the Fee Property, subject only to the Permitted Exceptions, and containing the Purchaser’s Endorsements (the “Title Policy”);

(h)           Bankruptcy.  No proceeding has been commenced against Seller under the federal Bankruptcy Code or any state law for relief of debtors;

(i)            Moratorium.  From and after the expiration of the Due Diligence Period, no moratorium, statute or regulation of any governmental agency or order or ruling of any court has been enacted, adopted, or issued which would adversely affect Purchaser’s use or development of the Property; and

(j)            Consent to Assignment of Option.  Seller shall have obtained that certain Landlord Consent to Assignment of Purchase Option in the form of Exhibit L-1, or such other form approved by Purchaser, executed by the Building F Owner.

6.3.          Failure of Condition Precedent.  So long as a party is not in default beyond applicable notice and cure periods hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date and such condition is not cured within three (3) days after receipt of notice of default from the non-defaulting party; such non-defaulting party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date whereupon the Earnest Money shall be returned to Purchaser if Seller is the defaulting party or paid to Seller if Purchaser is the defaulting party, provided that Seller is not in default of its obligations under this Agreement, or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

ARTICLE 7.   BUILDING F CLOSING CONDITIONS

7.1.          Conditions to Purchaser’s Obligation to Close on Building F.  In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the Building F

Closing shall be contingent upon the satisfaction (or Purchaser’s written waiver) of the following conditions (the “Building F Closing Conditions”):

(a)           Representations.  Seller’s representations and warranties contained in Section 11.1(d) and 11.1(f) with respect to the Building F Property shall be true and correct as of the date of the Building F Closing Date;

(b)           Default.  As of the Building F Closing Date, Seller shall not be in default beyond any applicable cure period under the Existing Building F Lease, the Building D Lease, the Building E Lease or the Building G Lease; and no such lease shall have been terminated or rejected as a result of such default or Seller’s bankruptcy or insolvency;

(c)           Physical Condition.  The physical condition of the Building F Property shall be substantially the same on the Building F Closing Date as on the Effective Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of (1) construction activities contemplated by this Agreement, (2) other alterations consented to by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, or (3) a casualty loss or proceeding in eminent domain, in which case the provisions of Section 4.3 hereof shall govern;

(d)           Lease Condition.  As of the Building F Closing Date, (1) Seller shall be the sole tenant with respect to the Building F Property (other than (i) the Existing Building F Subtenant, (ii) any other subtenant under a sublease in which Seller is the sublandlord or (iii) if applicable, the Building F Owner in connection with any temporary occupancy of Building F as a subtenant of Seller after the Building F Closing), and (2) Purchaser shall have received assurances acceptable to Purchaser in its reasonable discretion that on the consummation of the Building F Closing, the Existing Building F Lease shall have been terminated or expired.

(e)           Title.  Upon the sole condition of payment of the premium, at the Building F Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner’s Policy of title insurance, with extended coverage, dated as of the date and time of the recording of the deed vesting title to the Building F Property in Purchaser, in the amount of the Building F Purchase Price, insuring Purchaser as owner of good and marketable fee simple title to the Fee Property, subject only to the Permitted Exceptions, and to any other exceptions incurred by Purchaser or with the written consent of Purchaser (in which consent Purchaser shall designate such exception as a Permitted Exception), and containing the Purchaser’s Endorsements (the “Building F Title Policy”);

(f)            Moratorium.  No moratorium, statute or regulation of any governmental agency or order or ruling of any court has been enacted, adopted, or issued which would materially adversely affect Purchaser’s use or development of the Building F Property;

(g)           Access.  Seller shall have used commercially reasonable efforts to cause the Building F Owner to provide Purchaser access to the portion of the Building F Property that is not occupied by Seller at least fifteen (15) days, but in no event more than ninety (90) days, before the Building F Closing;

(h)           Subdivision. The Building F Property has been properly subdivided in accordance with the California Subdivision Map Act; and

(i)            Closing.  The Closing shall have occurred.

ARTICLE 8.   DEFAULT AND REMEDIES

8.1.          Purchaser’s Defaults; Seller’s Remedies.

(a)           In the event of a breach by Purchaser of its obligations under this Agreement to purchase the Fee Property and Building F Option, which breach is not cured within three (3) business days after Purchaser’s receipt of notice of default from Seller (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Seller is not in default of its obligations hereunder and Seller is willing, ready and able to perform its obligations hereunder, Seller’s sole remedy shall be to terminate this Agreement and receive and retain all Earnest Money and any earnings thereon as liquidated damages, not as a penalty.  PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF A BREACH BY PURCHASER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT SELLER’S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY PURCHASER SHALL BE TO RETAIN ALL EARNEST MONEY AND ANY EARNINGS THEREON AS LIQUIDATED DAMAGES.

/s/ RH	/s/ KG
Initials of Seller	Initials of Purchaser

(b)           After Closing, in the event of a breach by Purchaser of its obligations under this Agreement to be performed after the Closing, Seller may exercise any rights and remedies available at law or in equity.

8.2.          Seller’s Defaults; Purchaser’s Remedies.

(a)           In the event of a material breach by Seller of its obligations under this Agreement, which breach is not cured within three (3) business days after Seller’s receipt of notice of default from Purchaser (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Purchaser’s sole remedy shall be to elect either one of the following two remedies: (a) terminate this Agreement and receive: (i) a refund of the Earnest Money and any earnings thereon, plus (ii) reimbursement from Seller for Purchaser’s reasonable out of pocket costs incurred in connection with the negotiation of this Agreement, Purchaser’s diligence with respect to the Property, and Purchaser’s actions in furtherance of the transactions contemplated by this Agreement (provided that said sum recoverable as reimbursement shall not exceed Two Hundred and Fifty Thousand Dollars ($250,000)); or (b) enforce specific performance of this Agreement against Seller, including the right to recover reasonable attorneys’ fees. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO PURCHASER IN THE EVENT OF A BREACH BY SELLER,

THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT PURCHASER’S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY SELLER SHALL BE TO ENFORCE ITS REMEDIES UNDER EITHER (A) ABOVE, IN WHICH CASE PURCHASER SHALL RECEIVE A REFUND OF ALL EARNEST MONEY AND ANY EARNINGS THEREON, AND PURCHASER’S OUT OF POCKET COSTS NOT TO EXCEED $250,000 OR (B) ABOVE.

/s/ RH	/s/ KG
Initials of Seller	Initials of Purchaser

(b)           After Closing, in the event of a breach by Seller of its obligations under this Agreement to be performed after the Closing, Purchaser may exercise any rights and remedies available at law or in equity.

ARTICLE 9.   CLOSING

9.1.          Closing and Escrow.  The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent.  Closing shall occur through an escrow with the Escrow Agent.  Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries, Escrow Agent shall immediately record and deliver the Deed and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.  Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.  The parties understand that the Closing shall occur in San Diego, California requiring that all necessary deliveries to escrow must be completed at least one (1) business day before the Closing Date.

9.2.          Seller’s Deliveries in Escrow.  At least one (1) business day before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a)           Deed.  That certain Deed substantially in the form of Exhibit F attached hereto (“Deed”), sufficient to vest title to the Fee Property in Purchaser subject only to the Permitted Exceptions;

(b)           Bill of Sale and Assignment of Contracts.  A Bill of Sale and Assignment of Contracts substantially in the form of Exhibit G attached hereto (“Bill of Sale”), executed and acknowledged by Seller;

(c)           Building D Lease.  The Building D Lease, in the form and substance mutually agreed to by the parties and attached hereto as Exhibit H on or before the expiration of the Due Diligence Period (the “Building D Lease”), executed by Seller;

(d)           Building E Lease.  The Building E Lease, in the form and substance mutually agreed to by the parties and attached hereto as Exhibit I on or before the expiration of the Due Diligence Period (the “Building E Lease”), executed by Seller;

(e)           Building F Lease.  The Building F Lease, substantially in the form of Exhibit J attached hereto (the “Building F Lease”), executed by Seller;

(f)            Building G Lease.  The Building G Lease, in the form and substance mutually agreed to by the parties and attached hereto as Exhibit K on or before the expiration of the Due Diligence Period (the “Building G Lease” and, collectively with the Building D Lease, the Building E Lease and the Building F Lease, the “New Leases”), executed by Seller;

(g)           Assignment of Building F Option.  The Assignment of the Building F Option (the “Assignment of Option”), in the form of Exhibit L-2 attached hereto, executed by Seller;

(h)           Memorandum of Assignment of Purchase Option.  The Memorandum of Assignment of Purchase Option, in recordable form, to be recorded in San Diego County, California, in the form of Exhibit N attached hereto (the “Memorandum of Assignment of Purchase Option”), executed and acknowledged by Seller;

(i)            Memorandum of Building D Lease and Purchase Option.  The Memorandum of Building D Lease and Purchase Option, in recordable form, to be recorded in San Diego County, California, in the form of Exhibit O attached hereto (the “Memorandum of Building D Lease and Purchase Option”), executed and acknowledged by Seller;

(j)            Memorandum of Building E Lease and Purchase Option.  The Memorandum of Building E Lease and Purchase Option, in recordable form, to be recorded in San Diego County, California, in the form of Exhibit P attached hereto (the “Memorandum of Building E Lease and Purchase Option”), executed and acknowledged by Seller;

(k)           Memorandum of Building F Lease and Purchase Option.  The Memorandum of Building F Lease and Purchase Option, in recordable form, to be recorded in San Diego County, California, in the form of Exhibit Q attached hereto (the “Memorandum of Building F Lease and Purchase Option”), executed and acknowledged by Seller;

(l)            Memorandum of Building G Lease and Purchase Option.  The Memorandum of Building G Lease and Purchase Option, in recordable form, to be recorded in San Diego County, California, in the form of Exhibit R attached hereto (the “Memorandum of Building G Lease and Purchase Option”), executed and acknowledged by Seller;

(m)          FIRPTA.  A Foreign Investment in Real Property Tax Act affidavit executed by Seller in form and substance satisfactory to Purchaser and in conformance with Section 1445(b)(2) of the Internal Revenue Code and analogous provision of state or local law, to the extent that Seller is not a foreign person;

(n)           Authority.  Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller required by and reasonably satisfactory to the Escrow Agent and the Title Company;

(o)           Indemnity.  A mechanic’s lien indemnity, if required by the Title Company in connection with its committing to issue the Title Policy, in form reasonably satisfactory to the Escrow Agent and the Title Company; and

(p)           Other Deliveries.  Any other Closing deliveries reasonably required to effect the Closing of this transaction consistent with this Agreement.

9.3.          Purchaser’s Deliveries in Escrow.  At least one (1) business day before the Closing Date (other than Section 9.3(a) which shall be deposited with Escrow Agent on or before 1:00 PM on the Closing Date), Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)           Purchase Price.  The Initial Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b)           Bill of Sale and Assignment of Contracts.  Counterpart of the Bill of Sale, executed by Purchaser;

(c)           Building D Lease.  Counterpart of the Building D Lease, executed by Purchaser;

(d)           Building E Lease.  Counterpart of the Building E Lease, executed by Purchaser;

(e)           Building F Lease.  Counterpart of the Building F Lease, executed by Purchaser;

(f)            Building G Lease.  Counterpart of the Building G Lease, executed by Purchaser;

(g)           Assignment of Building F Option.  Counterpart of the Assignment of Option, executed by Purchaser;

(h)           Memorandum of Assignment of Purchase Option.  Counterpart of the Memorandum of Assignment of Purchase Option, executed by Purchaser;

(i)            Memorandum of Building D Lease and Purchase Option.  Counterpart of the Memorandum of Building D Lease and Purchase Option, executed by Purchaser;

(j)            Memorandum of Building E Lease and Purchase Option.  Counterpart of the Memorandum of Building E Lease and Purchase Option, executed by Purchaser;

(k)           Memorandum of Building F Lease and Purchase Option.  Counterpart of the Memorandum of Building F Lease and Purchase Option, executed by Purchaser;

(l)            Memorandum of Building G Lease and Purchase Option.  Counterpart of the Memorandum of Building G Lease and Purchase Option, executed by Purchaser;

(m)          Other Deliveries.  Any other Closing deliveries reasonably required to effect the Closing of this transaction consistent with this Agreement.

9.4.          Closing Statements/Closing Costs.

(a)           Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

(b)           Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(c)           Seller shall pay the fees of any counsel representing Seller in connection with this transaction.  Seller shall also pay the following costs and expenses:

(i)            one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

(ii)           the CLTA title insurance premium of the Title Policy;

(iii)          the transfer tax or similar tax which becomes payable by reason of the transfer of the Property (excluding, however, any sales tax in respect of the Fee Tangible Personal Property) under applicable state or local law;

(iv)          all of its recording fees in connection with the recordation of the Deed and the Memoranda described in Sections 9.2 and 9.3 hereof; and

(v)           any and all other charges and fees customarily charged to the seller by Title Company in similar transactions.

(d)           Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction.  Purchaser shall also pay the following costs and expenses:

(i)            one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

(ii)           the additional incremental title insurance premium for the Title Policy that is directly attributable to obtaining ALTA coverage and the Purchaser’s Endorsements instead of CLTA coverage;

(iii)          any and all other charges and fees customarily charged to the purchaser by Title Company in similar transactions; and

(iv)          the cost of the Survey.

9.5.          Possession.  At the time of Closing, Seller shall deliver to Purchaser possession of the Fee Property, subject only to the Permitted Exceptions and the rights of Seller under the New Leases.

9.6.          Delivery of Items.  Immediately after the Closing and to the extent not previously delivered to Purchaser, Seller shall deliver to the offices of Purchaser’s or Purchaser’s property manager copies of the Fee Service Contracts and the following to the extent the same are in Seller’s possession (other than Seller’s Personal Documents); copies of all permits and warranties relating to the Fee Property; and copies of the “as-built” plans and specifications for the Buildings; and copies of all other available plans and specifications and all operation manuals, if any, relating to any major capital repairs and tenant improvements to the Fee Property.  Seller shall reasonably cooperate with Purchaser before and after Closing to transfer to Purchaser any such information stored electronically.

ARTICLE 10.   PAYMENTS AND ADJUSTMENTS

10.1.        Operating Expenses.  Seller acknowledges that it is, or will be, obligated to pay all real estate taxes and assessments, utilities, insurance, maintenance and other operating costs and expenses with respect to the Fee Property before and after the Closing (the latter in accordance with the New Leases); therefore, no adjustment by Escrow Agent at Closing of such costs and expenses is contemplated hereunder.  If Purchaser receives a credit for any real estate taxes and assessments applicable to any period before or after the Closing Date, Purchaser shall promptly reimburse Seller in the amount of such credit.

10.2.        Sales Commissions.  Seller shall pay a real estate commission to Antaeus Capital, Inc. (“Antaeus”) upon Closing, pursuant to a separate broker’s commission agreement between Antaeus and Seller.  Antaeus will compensate Coastline Capital Partners in relation to this Agreement pursuant to a separate agreement between Antaeus and Coastline Capital Partners.  Seller and Purchaser represent and warrant each to the other that they have not dealt with any other real estate broker, sales person or finder in connection with this transaction.  In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify, defend and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

10.3.        Pre-Closing Expenses.  Except as otherwise specifically provided in this Agreement, Seller has paid or will pay in full, prior to Closing (or promptly following receipt of a bill therefor if not received by the Closing), all bills and invoices for labor, goods, material and services of any kind relating to the Property (excepting the Building F Property other than to the extent Seller is liable therefore under the Existing Building F Lease) and utility charges, relating to the period prior to Closing to the extent such bills and invoices are due and payable prior to Closing (so that no bills and invoices are delinquent as of the Closing) except to the extent, if any, Seller is contesting in good faith any such bills and invoices.  Any alterations, installations, decorations and other work performed by Seller under any and all agreements affecting the Property (excluding the Building F Property other than to the extent Seller is liable therefore under the Existing Building F Lease) have been or will, by the Closing, be completed and paid for in full by Seller other than: (a) in connection with Seller’s construction activities contemplated by this Agreement, (b) other alterations consented to by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and (c) ordinary course alterations that will be paid timely by Seller in the ordinary course of Seller’s business, all outstanding invoices under clauses (a) through (c) above will be paid current in the ordinary course of Seller’s business.

10.4.        Security Deposits.  At Closing, Seller shall deposit with the Escrow Agent each of the security deposits required to be deposited under the New Leases (other than the Building F Lease).  Such Security Deposits shall be transferred or credited to Purchaser at Closing.

ARTICLE 11.   REPRESENTATIONS AND WARRANTIES

11.1.        Seller’s Representations and Warranties.  As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a)           Organization and Authority.  Seller has been duly organized, is validly existing, and is in good standing as a Delaware corporation.  Seller is in good standing and is qualified to do business in the state in which the Land is located.  Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

(b)           Conflicts and Pending Actions or Proceedings.  There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller or the Property which is in conflict with this Agreement, or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.  To Seller’s knowledge, there is not now instituted, pending or threatened, any action, suit or proceeding before any court or governmental agency or body against Seller that would prevent Seller from performing its obligations hereunder or against or with respect to the Property.  To Seller’s knowledge, there are no condemnation, eminent domain or similar proceedings pending or threatened with regard to the Property.

(c)           Fee Building Leases.  As of the date hereof, there are no leases affecting the Fee Buildings.  There are no leasing or other fees or commissions due, nor will any become due, in connection with any previous leases affecting the Fee Buildings, nor under any understanding or agreement with any party as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants.

(d)           Building F Leases.  As of the date hereof, the only tenants or occupants under any leases or occupancy agreements affecting Building F are Seller under the Existing Building F Lease, the Existing Building F Subtenant under the Existing Building F Sublease and any other tenant under a lease in which the Building F Owner is the landlord.  The Existing Building F Lease and the Existing Building F Sublease that are delivered to Purchaser pursuant to Section 2.1 are, or at the time they are delivered to Purchaser will be, true, correct and complete copies of the Existing Building F Lease and the Existing Building F Sublease, including any and all amendments or supplements thereto, and guaranties or other security in connection therewith.  The Existing Building F Lease is in full force and effect (other than in connection with the exercise of the Building F Option), free from default and free from any event which could become a default on the part of the Seller under the Existing Building F Lease and Seller has no claims against the Building F Owner or offsets or defenses against rent, and there are no disputes with the Building F Owner.  Seller is not aware of any default or breach on the part of the landlord under the Existing Building F Lease.  Seller has not assigned the Existing Building F Lease or sublet any part of its premises (other than to the Building F Subtenant).  The Building F Sublease is in full force and effect, Seller has not received any notice of any default or breach on the part of the landlord under the Existing Building F Sublease.  All of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Existing Building F Lease and the Existing Building F Sublease have been paid and performed in full and all concessions from the landlord under the Existing Building F Lease and the Existing Building F Sublease have been paid and performed in full.

(e)           Legal Compliance.  Seller has all material licenses, permits and certificates necessary for its use of the Property, including, without limitation, all certificates of occupancy necessary for its lawful occupancy of the Property.  Seller has received no written notice from any governmental authority that the Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property which has not been corrected.  To Seller’s knowledge, Seller has not received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Property which have not been corrected.

(f)            Environmental.  To Seller’s knowledge, it has received no notice from any governmental authority of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property in violation of Environmental Laws except as may be disclosed by the Phase One / Phase Two Environmental Assessments delivered to Seller pursuant to Section 2.1 which has not been corrected pursuant to Section 2.1 or which has not otherwise been corrected.  Neither Seller nor, to Seller’s knowledge, any tenant or other occupant (other than tenants (other than Seller) under leases in which the Building F Owner is the landlord), has used the Property or any part thereof for the release, generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws (other than violations of Environmental Laws which have been corrected or cured to the satisfaction of such governmental authority).  To Seller’s knowledge, there is only one underground storage tank located on the Property.  Seller has properly permitted or monitored such underground storage tank as required by applicable law.  The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.  The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(g)           Withholding Obligation.  Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

(h)           Disclosure.  Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, and the Fee Service Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Purchaser after Closing.  Copies of Property Information delivered to Seller pursuant to Section 2.1 hereof are or will be true, correct and complete copies thereof.

(i)            ERISA.  Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

Where used in this Section 11.1, the phrase “Seller’s knowledge” shall refer to the personal knowledge of Robert Hoffman and Steven W. Spector only, without any duty of further investigation or inquiry, who are the Chief Financial Officer and Senior Vice President, General Counsel and Secretary, respectively, of Seller, and each of whom is knowledgeable about the condition of the Property.

11.2.        Purchaser’s Representations and Warranties.  As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)           Organization and Authority.  Purchaser has been duly organized and is validly existing as a Maryland limited partnership, and is in good standing as a Maryland limited partnership.  Purchaser will be in good standing and will be qualified to do business in the state in which the Land is located on the Closing Date.  Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

(b)           Conflicts and Pending Action.  There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement, or which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.  To Purchaser’s knowledge, there is no action or proceeding pending or threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c)           “As-Is” Purchase.  Purchaser is an experienced commercial real estate owner and, except as set forth in this Agreement or in any document executed at Closing pursuant to or in connection with this Agreement, shall rely solely upon its own evaluation and investigation of the condition and all aspects of the Property, including, without limitation, (i) the nature, quality and condition of the Property, including soils, geology and environmental conditions, (ii) the value of the Property and the income to be derived from the Property, (iii) the compliance of the Property with governmental laws and regulations, (iv) any conditions pertaining to the ownership, development or operation of the Property which are imposed by any governmental authority or other third party, (v) the square footage of the building improvements and other size characteristics of the Property and (vi) any and all other matters with respect to the Property.  Purchaser acknowledges that this Agreement grants to Purchaser the opportunity to fully evaluate the condition and all aspects of the Property.  Purchaser has asked for, and has obtained in this Agreement, disclosure of information and documents regarding the Property which is in Seller’s possession or control.  Accordingly, except to the extent that Seller fraudulently or intentionally conceals or makes misrepresentations as to the condition or suitability of the Property, except for Seller’s representations and warranties set forth in this Agreement and the warranties set forth in any closing documents delivered to Purchaser from Seller and except for conditions that are Seller’s responsibility under the New Leases, Purchaser acknowledges that it is not relying upon any representations of Seller as to the condition of the Property or its suitability for Purchaser’s intended use.  Subject to the foregoing, in the event Purchaser does not terminate this Agreement pursuant to Section 2.2 above, Purchaser shall be deemed to accept the Property “as is” in all respects.

Purchaser further agrees and acknowledges that, in purchasing the Property, Purchaser shall rely entirely on its own investigation, examination and inspection of the Property and its analysis and evaluation of the Property Information made available by Seller to Purchaser pursuant to Section 2.1 hereof, and, except as expressly set forth in this Agreement, not upon any representation or warranty of Seller, or any agent or representative of Seller.  THEREFORE, PURCHASER AGREES THAT, IN CONSUMMATING THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, PURCHASER SHALL ACQUIRE THE PROPERTY IN ITS THEN CONDITION, “AS IS, WHERE IS” AND WITH ALL FAULTS AND SOLELY IN RELIANCE ON PURCHASER’S OWN INVESTIGATION, EXAMINATION, INSPECTION, ANALYSIS AND EVALUATION OF THE PROPERTY.  The agreements and acknowledgments contained in this Section 11.2(c) constitute a conclusive admission that Purchaser, as a sophisticated, knowledgeable investor in real property, shall acquire the Property solely upon its own judgment as to any matter germane to the Property or to Purchaser’s contemplated use of the Property, and not upon any statement, representation or warranty by Seller, or any agent or representative of Seller, which is not expressly set forth in this Agreement.

11.3.        Survival of Representations and Warranties.  The representations and warranties set forth in this Article 11 are made as of the Effective Date and are remade as of the Closing Date, and such representations and warranties (and any representations and warranties in any other documents delivered to Purchaser pursuant to the provisions of this Agreement) shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive for a period of one (1) year after the Closing Date.

ARTICLE 12.   MISCELLANEOUS

12.1.        Parties Bound.  Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that, Purchaser may assign this Agreement without Seller’s consent, but upon five (5) business days prior written notice, to an Affiliate (including without limitation BioMed Realty Trust, Inc. or BMR-6114-6154 Nancy Ridge Drive LLC).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.  In the event of any such assignment, the transferee must expressly assume all of the obligations hereunder of Purchaser.  For the purposes of this paragraph, the term “Affiliate” means (i) an entity that directly or indirectly controls, is controlled by or is under common control with Purchaser, (ii) a partnership or other entity in which Purchaser or an entity described in (i) is a partner or other owner, or (iii) an entity that acquires substantially all of the assets or stock of Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

12.2.        Headings.  The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3.        Expenses.  Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

12.4.        Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.5.        Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Land is located.

12.6.        Survival.  Except as otherwise provided herein (e.g., Sections 1.2, 1.3.2, 1.3.3, 2.2, 2.3, 4.3, 5, 11.3 and 12.17), the provisions of this Agreement and the obligations of the parties not fully performed at the Closing shall survive the Closing for one year and shall not be deemed to be merged into or waived by the instruments of Closing.  Any claim for performance of an obligation after Closing shall be barred and shall lapse unless a claim is made in writing, with a description of the claim made, on or before the first anniversary of Closing.

12.7.        No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

12.8.        Entirety and Amendments.  This Agreement and the Confidential Disclosure Agreement by and between Seller and Purchaser dated December 5, 2005, as amended by that certain Amendment to Confidential Disclosure Agreement dated as of October 19, 2006, embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.  This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought.  For the avoidance of doubt, copies of signed instruments that are electronically transmitted constitute a writing for this purpose.

12.9.        Time of the Essence.  Time is of the essence in the performance of this Agreement.

12.10.      Time.  All times, whenever specified herein, shall be local time in San Diego, California.

12.11.      Press Release.  Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by law or regulation, including in a Form 8-K or otherwise required by the Securities Exchange Commission or NASDAQ, or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure).  The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto.  Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws.  The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

12.12.      Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith, whether incurred prior to, during or subsequent to any bankruptcy, receivership, reorganization, appellate, or other legal proceeding.

12.13.      Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Exhibit M.  Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile on a business day, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery.  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  The attorney for a party has the authority to send notices on behalf of such party.

12.14.      Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.15.      Remedies Cumulative.  Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

12.16.      Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5 p.m. pacific time.

12.17.      Public Company Requirements.  Upon Purchaser’s request, for a period of two (2) years after Closing, Seller shall make any books and records of the Property (pertaining to Seller’s improvement, ownership, maintenance and/or repair of the Property) remaining in possession of Seller (other than Seller’s Personal Documents) available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense.  Seller shall provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information in connection with this Agreement and/or the Property as may be reasonably requested by Purchaser (other than Seller’s Personal Documents), and in the possession or control of Seller, to enable Purchaser to comply with applicable filing requirements of the Securities and Exchange Commission.

12.18.      Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

12.19.      Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.20.      Approval.  To the extent any approval or consent shall be required in this Agreement such approval or consent shall not be unreasonably withheld, conditioned or delayed, unless the terms of and conditions of such approval or consent are to the sole discretion of such party.

12.21.      Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

SELLER:		PURCHASER:

ARENA PHARMACEUTICALS, INC., a Delaware corporation		BIOMED REALTY, L.P., a Maryland limited partnership
		By:	BioMed Realty Trust, Inc.,.
By	/s/ Robert E. Hoffman		a Maryland corporation
Name: Robert E. Hoffman			its: General Partner
Title: CFO
By /s/ Kent Griffin
Name: Kent Griffin
Title: CFO

[Arena Purchase Agreement: Signature Page]

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of the Agreement and Exhibit B hereof (to the extent the provisions of Exhibit B are not conflicting with those of the Agreement).

ESCROW AGENT:

CHICAGO TITLE COMPANY

By	/s/ Renee Marshall
Name: Renee Marshall
Title:Escrow Agent Dated:

Dated:	March 26, 2007

[Arena Purchase Agreement: Signature Page]

AGREEMENT OF PURCHASE AND SALE
(6114, 6118, 6122, 6124, 6126 and 6154 Nancy Ridge Drive, San Diego, California)

EXHIBITS

Exhibit A-1	Legal Description of Building D Land
Exhibit A-2	Legal Description of Building E Land
Exhibit A-3	Legal Description of Building G Land
Exhibit A-4	Legal Description of Building F Land
Exhibit B	Earnest Money Escrow Provisions
Exhibit C	Property Information
Exhibit D	Tenant Estoppel Certificate
Exhibit E	Survey Certification
Exhibit F	Deed
Exhibit G	Bill of Sale and Assignment of Contracts
Exhibit H	Building D Lease
Exhibit I	Building E Lease
Exhibit J	Building F Lease
Exhibit K	Building G Lease
Exhibit L-1	Landlord Consent to Assignment of Purchase Option
Exhibit L-2	Assignment of Option
Exhibit M	Notice Addresses
Exhibit N	Memorandum of Assignment of Purchase Option
Exhibit O	Memorandum of Building D Lease and Purchase Option
Exhibit P	Memorandum of Building E Lease and Purchase Option
Exhibit Q	Memorandum of Building F Lease and Purchase Option
Exhibit R	Memorandum of Building G Lease and Purchase Option

SCHEDULES

Schedule A	Fee Tangible Personal Property
Schedule B	Fee Intangible Personal Property
Schedule C	Building F Option Termination Payment Reduction

[Arena Purchase Agreement: Signature Page]